Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

ICONIX BRAND GROUP, INC.,

EXETER BRANDS GROUP LLC

AND

NIKE, INC.

Dated November 15, 2007

ASSET PURCHASE AGREEMENT (this “Agreement”), dated November 15, 2007, by and among Iconix Brand Group, Inc., a Delaware corporation (“Buyer”), Exeter Brands Group LLC, an Oregon limited liability company (“Seller”) and NIKE, Inc., an Oregon corporation (“Parent”). Parent joins in this Agreement solely in order to be bound to provide the Guaranty.

RECITALS:

WHEREAS, Seller is engaged, among other things, in the business of designing, manufacturing, promoting, selling and distributing apparel products under the brand name Starter®;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, in accordance with the provisions of this Agreement, certain assets of the Seller and its Affiliates related to the Business;

WHEREAS, Parent directly or indirectly owns or controls all of the equity interests in Seller;

WHEREAS, Parent will benefit from the transactions contemplated pursuant to this Agreement and as an inducement for the Buyer to enter into this Agreement, Parent has agreed to deliver a Guaranty to the Buyer;

WHEREAS, each of the managing board and the holder of all of the outstanding membership interests of Seller has approved the sale of such assets by Seller pursuant to this Agreement;

WHEREAS, the board of directors of Buyer has approved the acquisition of such assets by Buyer pursuant to this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

(b) “Agreement” has the meaning set forth in the introduction.

(c) “Approval” has the meaning set forth in Section 5.15.

(d) “Assigned Contracts” has the meaning set forth in Section 2.1(a)(ii).

(e) “Assumed Liabilities” shall include the following liabilities and obligations of the Seller and its Affiliates to the extent not paid, performed or discharged upon or prior to the Closing: (i) all of the Seller's and its Affiliates’ liabilities and obligations arising under or in connection with the Assigned Contracts after the Closing, and which do not relate to events or circumstances that occurred or existed prior to the Closing; (ii) all of the Seller's and its Affiliates’ liabilities and obligations arising after the Closing under or in connection with the permits and registrations included in the Purchased Assets, and which do not relate to events or circumstances that occurred or existed prior to the Closing; (iii) the Seller's and its Affiliates’ liabilities and obligations, if any, arising after the Closing with respect to the Intangibles and which do not relate to events or circumstances that existed or occurred prior to the Closing; and (iv) the additional liabilities and obligations of the Seller and its Affiliates set forth on Schedule 2.2(a).

(f) “Basket” has the meaning set forth in Section 9.4(a).

(g) “Business” means the business conducted by the Seller and its Affiliates of designing, promoting, selling and distributing apparel products under the Starter® brand name as of the Closing Date.

(h) “Buyer” has the meaning set forth in the introduction.

(i) “Closing” has the meaning set forth in Section 7.1.

(j) “Closing Date” has the meaning set forth in Section 7.1.

(k) “Commitment Letter” has the meaning set forth in Section 4.7.

(l) “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding arrangement or agreement.

(m) “Contract Right” means any right, power or remedy under any Contract, including but not limited to rights to receive property or services or otherwise to derive benefits from the payment, satisfaction or performance of another party’s obligations.

(n) "Core Marks" means STARTER, S and STAR DESIGN, and S and STAR DESIGN when connected to, or immediately adjacent to, the word STARTER.

(o) “Deposit” has the meaning set forth in Section 2.4.

(p) “Documents” means and includes any document, agreement, instrument, certificate, notice, consent, approval, affidavit, correspondence (by letter, electronic mail, telex or otherwise), written statement, schedule or exhibit whatsoever.

(q) “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, or any other encumbrance, claim, burden or charge of any kind or nature whatsoever; provided, however, that for purposes of this Agreement the term “Encumbrance” shall exclude (i) any statutory liens for Taxes that are not yet due and payable, (ii) purchase money liens and statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements that are not past due or in default in any material respect, (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for non-employee labor, materials or supplies that are not past due or in default in any material respect and (iv) adverse claims, if any, for infringement, misappropriation or violation of the proprietary rights of any Person with respect to Intangibles that have not been received by Seller in writing as it relates to any international Intangibles and as it relates to United States Intangibles either has no Knowledge or has not received adverse claims in writing.

(r) “Employee Benefit Plans” has the meaning set forth in Section 3.9.

(s) “Environmental Law” has the meaning set forth in Section 3.19(c).

(t) “Escrow Agent” has the meaning set forth in Section 2.4.

(u) “Escrow Agreement” has the meaning set forth in Section 2.4.

(v) “Excluded Assets” means those assets of Seller and its Affiliates referred to or identified as follows: (i) Tax refunds attributable to the operations of the Business, if any, for periods before or ending upon the Closing Date, and prepaid Taxes; (ii) the rights of Seller and its Affiliates applicable to or associated with the obligations and liabilities of the Business which are not Assumed Liabilities; (iii) the equity interest of Seller or its Affiliates in Exeter Hong Kong Limited and all Contracts between Exeter Hong Kong Limited and Wal-Mart; (iv) all other Contracts other than the Assigned Contracts; and (v) any other assets or interests identified on Schedule 2.1(b).

(w) “Final Reconciliation” has the meaning set forth in Section 2.6(a).

(x) “Financial Statements” has the meaning set forth in Section 3.7.

(y) “Financing” has the meaning set forth in Section 4.7.

(z) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, district, board, bureau, commission, court, department, official, tribunal, taxing authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(aa) “Guaranty” has the meaning set forth in Section 7.1(a)(viii).

(bb) “Hazardous Substances” has the meaning set forth in Section 3.19(a).

(cc) “HSR Act” has the meaning set forth in Section 3.6.

(dd) “HSR Filing” has the meaning set forth in Section 3.6.

(ee) “Indemnified Party” has the meaning set forth in Section 9.1.

(ff) “Indemnifying Party” has the meaning set forth in Section 9.1.

(gg) “Intangible” means, throughout the world, all of the Seller's and its Affiliates’ right, title and interest in and to the Marks; to the extent that they exist and are used in connection with the Business, if any, all trade secrets related to the Purchased Assets bearing the Marks; promotional material, know-how; patents; patent applications; inventions and formula used in the Business that may be patentable; Web sites, including the content contained therein; domain names; domain name registrations; software and databases used in connection with the Business; all designs and patterns and artwork used in connection with the Business; copyrights, copyright applications and copyright registration with regard to samples, products and product development of the Business; and all good will with respect to the foregoing, whether arising under statutory or common law in any jurisdiction or otherwise; and includes, without limitation, any and all Intellectual Property Rights in and to the foregoing.

(hh) “Intellectual Property Right(s)” means any and all worldwide proprietary rights arising under statutory or common law, Contract, or otherwise, and whether or not perfected, including without limitation, all (a) rights associated with patents, reissues, divisions, divisionals, continuations, continuations-in-part, substitutes, renewals, and reexamined patents, and extensions of the foregoing (as and to the extent applicable) and patent applications, whenever filed and wherever issued, and all priority rights resulting from such applications; (b) rights associated with works of authorship including, but not limited to, copyrights, moral rights, design rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information related to the Marks and Purchased Assets; (d) rights in and to trademarks, service marks, trade names, logos, and symbols, and (e) the right to sue for past infringement of any Intangible and/or Intellectual Property Rights, provided in every case that such right is related to the Business.

(ii) “Knowledge” of the Seller means the actual knowledge of any of Clare Hamill, Eric Happel, Kevin Schnaudigel, Chris Laganas and Heather Stefani, after a commercially reasonable inquiry of those persons at Seller or Parent who would be responsible for the matter being represented or warranted.

(jj) “Leased Real Property” has the meaning set forth in Section 2.1(a)(iii).

(kk) “Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Seller or one of its Affiliates, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

(ll) “Liabilities” has the meaning set forth in Section 10.8(b).

(mm) “Liability Termination Date” has the meaning set for in Section 10.8(b).

(nn) “Licenses” has the meaning set forth in Section 3.17.

(oo) “Loss” or “Losses” has the meaning set forth in Section 9.1.

(pp) “Marks” means all of the following owned or used by the Seller or one of its Affiliates in connection with the Business: names, corporate names, domain names, fictitious names, trademarks, trademark applications, trademark registrations, service marks, service mark applications, service mark registrations, trade names, brand names, product names, logos, trade dress, symbols, or slogans.

(qq) “Material Adverse Effect” means a material adverse effect on the business, operations, liabilities, properties, assets or financial condition of the Seller and its Subsidiaries taken as a whole, and in the case of Buyer, Buyer and its Subsidiaries taken as a whole.

(rr) “Parent” has the meaning set forth in the introduction.

(ss) “Person” means an individual, sole proprietorship, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, cooperative, trust, estate, Governmental Entity or authority (including any branch, subdivision or agency thereof), administrative or regulatory authority, or, as applicable, any other entity.

(tt) “Proceeding” means any action, arbitration, audit, claim, equitable action, hearing, investigation, litigation, trademark opposition, cancellation action, cancellation action, administrative hearing or any other judicial or administrative proceeding of any kind or nature whatsoever, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator, or any formal demand which might lead to any of the foregoing.

(uu) “Purchased Assets” has the meaning set forth in Section 2.1(a).

(vv) “Purchase Price” has the meaning set forth in Section 2.5.

(ww) “Real Property” means any real estate, land, building, structure, improvement or other real property of any kind or nature whatsoever owned, leased or occupied by the Seller or one of its Affiliates for purposes of conduct of the Business, and all appurtenant and ancillary rights thereto, including, without limitation, easements, covenants, water rights, sewer rights and utility rights.

(xx) “Retained Liabilities” has the meaning set forth in Section 2.2(b).

(yy) “Royalties” has the meaning set forth in Section 2.6(a).

(zz) “Seahawks LLC” has the meaning set forth in Section 2.3.

(aaa) “Seller” has the meaning set forth in the introduction.

(bbb) “Subsidiary” means any person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such person are owned, directly or indirectly, by another person.

(ccc) “Tax” or “Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other governmental authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

(ddd) “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendments thereto) that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax.

(eee) “Termination Date” has the meaning set forth in Section 8.1(b)(ii).

(fff) “Third Party Claim” has the meaning set forth in Section 9.2.

(ggg) “Transferred Employees” has the meaning set forth in Section 5.11(a).

(hhh) “Trademark Use Agreement” has the meaning set forth in Section 5.12.

(iii) “Transitional Services and License Agreement” has the meaning set forth in Section 5.13.

(jjj) “Wal-Mart” has the meaning set forth in Section 3.21.

ARTICLE II
PURCHASE AND SALE

2.1 Assets To Be Sold.

(a) On the terms and subject to the conditions of this Agreement, the Seller shall on the Closing Date sell, assign, transfer and convey to Buyer (and shall cause its Affiliates to sell, assign, transfer or convey, as applicable), and Buyer shall purchase from the Seller and its Affiliates, on the Closing Date all of the Seller’s and its Affiliates’ right, title and interest in and to the following assets of the Seller or one of its Affiliates free and clear of all Encumbrances (collectively, the “Purchased Assets”):

(i) All Intangibles owned by the Seller or one of its Affiliates relating to or used in connection with the Business (other than the Excluded Assets), which includes without limitation those Intangibles listed on Schedule 2.1(a)(i), and all Intellectual Property Rights associated therewith, all goodwill, licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(ii) All of the Seller’s or its Affiliates’ rights, powers and privileges in and to the Contracts described on Schedule 2.1(a)(ii) (the “Assigned Contracts”) and all Contract Rights thereunder;

(iii) The Real Property leased by the Seller or one of its Affiliates listed on Schedule 2.1(a)(iii) (the “Leased Real Property”), including all right and interest, if any, in and to all Leasehold Improvements and all personal property and interests (including furniture and office furnishings) located at the Leased Real Property;

(iv) All historical samples, sample books, prototypes, archive files or other similar items used in or related to the Business that are not Intangibles or Excluded Assets;

(v) All prepaid assets, including the pro rata portion of advances or guaranteed minimum royalty and advertising payments relating to periods after the Closing Date under the Assigned Contracts or payments under terminated license agreements related to the Marks (which are Purchased Assets) with payments due post-Closing and any liquidated damages under the Assigned Contracts and the signing bonuses, marketing fees and other one time payments paid pursuant to those Contracts listed on Schedule 2.1(a)(v); and

(vi) All of the Seller’s and its Affiliates’ claims, causes of action and other legal rights and remedies, whether or not known as of the Closing, relating to the Seller’s or one of its Affiliates’ ownership of the Purchased Assets, but excluding claims against Buyer with respect to the transactions contemplated herein.

(b) There is excluded from the sale and purchase contemplated by this Agreement all assets of Seller and its Affiliates of whatever nature, whether presently in existence or arising hereafter, other than the Purchased Assets, including without limitation, the Excluded Assets.

2.2 Assumption of Liabilities.

(a) On the terms set forth herein, on and after the Closing Date, Buyer shall assume, perform and pay the Assumed Liabilities.

(b) Buyer is assuming only the Assumed Liabilities from the Seller and its Affiliates and is not assuming any other liability of the Seller or any of its Affiliates of whatever nature, whether presently in existence or arising hereafter (the “Retained Liabilities”) and Buyer does not assume and shall in no event be liable for any such Retained Liabilities, including, but not limited to:

(i) all liabilities to the extent arising out of or relating to the operation or conduct by the Seller or any of its Affiliates of any retained businesses and all liabilities to the extent arising out of or relating to any Excluded Asset;

(ii) all liabilities and commitments of the Seller or its Affiliates in respect of Taxes incurred with respect to periods ending on or prior to the Closing Date;

(iii) all liabilities and commitments relating to current or former employees of the Seller or its Affiliates, including without limitation (a) any compensation or benefits payable to present or past employees of the Seller or its Affiliates, including without limitation, any liabilities arising under any Employee Benefit Plan of the Seller or its Affiliates and any of the Seller’s or its Affiliates’ liabilities for vacation, holiday or sick pay, and (b) any liabilities under any employment, consulting or non-competition agreement, change of control agreement, indemnity agreement, any retention or performance-based bonus or other compensation agreement, and any similar agreements, whether written or oral, and any liabilities arising out of the termination by the Seller or its Affiliates of any of their employees in anticipation or as a consequence of, or following, consummation of the transactions contemplated by the Documents executed or delivered pursuant to this Agreement;

(iv) all debt of Seller or its Affiliates for borrowed money;

(v) all liabilities to any broker, finder or agent or similar intermediary for any broker’s fee, finders fee or similar fee or commission relating to the transactions contemplated by this Agreement for which the Seller or its Affiliates is responsible pursuant to Section 3.22;

(vi) all liabilities of Seller and its Affiliates with respect to any Environmental Law or environmental conditions, events, or circumstances, including with respect to any release of Hazardous Substances after the Closing Date to the extent said liabilities arise from or in connection with conditions, events or circumstances occurring on or before the Closing Date, including without limitation the migration of Hazardous Substances which were released on or prior to the Closing Date;

(vii) any other liabilities of the Seller or current or former Affiliates thereof, including without limitation Exeter Hong Kong Ltd., if any, other than the Assumed Liabilities.

2.3 Delivery of Certain Assets. At the Closing, the Seller shall deliver (or shall cause to be delivered) all of their right, title and interest in the Purchased Assets directly to a direct or indirect subsidiary of Buyer (“Seahawks LLC”). The parties hereto acknowledge and agree that, notwithstanding this Section, all of the Purchased Assets, including the Purchased Assets subject to this Section, are being acquired by Buyer hereunder and the delivery by the Seller of the Purchased Assets, subject to this Section, to Seahawks LLC shall be deemed to be a delivery of such Purchased Assets initially to Buyer followed by a contribution of such Purchased Assets by Buyer to the capital of Seahawks LLC.

2.4 Deposit. Within one (1) business day of the date hereof, Buyer shall deposit with U.S. Bank National Association, as escrow agent (the “Escrow Agent”), in readily available funds Six Million Dollars ($6,000,000) (such amount, without interest, the “Deposit”) pursuant to the escrow agreement in the form attached hereto as Exhibit A dated as of the date hereof and signed by the Buyer, the Escrow Agent and the Seller (the “Escrow Agreement”). If this Agreement is terminated prior to the Closing pursuant to Article VIII, then under the circumstances provided for in Section 8.2(b), the Deposit, as well as any interest and any other income earned thereon, shall be promptly released by the Escrow Agent to the Seller. In the event of any other termination of this Agreement, the Deposit, as well as any interest and any other income earned thereon, shall be promptly released by Escrow Agent to Buyer. In the event of the consummation of the transactions contemplated by this Agreement, the Deposit, as well as any interest and any other income earned thereon between the date hereof and the Closing Date, shall be promptly released by Escrow Agent to the Seller at the Closing.

2.5 Purchase Price. In consideration of the sale, transfer, conveyance and delivery of the Purchased Assets, and in reliance upon the representations and warranties made herein by the Seller, Buyer shall, in full payment thereof, pay to the Seller Sixty Million Dollars ($60,000,000) (the “Purchase Price”), in consideration for the Purchased Assets. At the Closing, Buyer agrees to pay the Seller Fifty Four Million Dollars ($54,000,000) (the "Buyer Closing Payment") and to cause the Escrow Agent to deliver the Deposit to Seller, in cash by wire transfer of immediately available funds, in accordance with the written instructions (which may include multiple payees) of the Seller given to Buyer and Escrow Agent at least two (2) business days prior to the Closing Date.

2.6 Reconciliation of Royalty Payments.

(a) Within ninety (90) days after the Closing Date, Seller shall, with the assistance of Buyer, prepare in good faith a written calculation (the “Final Reconciliation”) of the actual amount by which the license fees, franchise fees, royalty fees, or other fees, payments, consideration or compensation (excluding any and all marketing fees) with respect to the Assigned Contracts (“Royalties”) earned by the Seller on or prior to the Closing Date but not yet collected exceeded (or, as applicable, was exceeded by) the amount of Royalties collected by the Seller as of the Closing Date for periods after the Closing Date.

(b) For purposes of the calculation described in Section 2.6(a) above, the Royalties with respect to each Assigned Contacts shall have been or be earned by Seller and Buyer pro rata based on the percentage of the applicable royalty period for each such Assigned Contract during which Seller or Buyer, as applicable, owned the Assigned Contract.

(c) If the Royalties earned by the Seller on or prior to the Closing Date but not yet collected exceed the amount of the Royalties collected by the Seller as of the Closing Date for periods after the Closing Date, Buyer shall remit the amount of the difference to Seller by check or wire transfer within ten (10) days of the Final Reconciliation. If the Royalties collected by the Seller as of the Closing Date for periods after the Closing Date exceed the Royalties earned by the Seller on or prior to the Closing Date but not yet collected, Seller shall remit the amount of the difference to Buyer by check or wire transfer within ten (10) days of the Final Reconciliation.

(d) Notwithstanding the foregoing, the Seller shall not be entitled to any Royalties with respect to licenses for which a signing bonus or one time payment is paid to any Seller prior to the Closing Date, including without limitation, the signing bonuses and one time payments paid pursuant to those Contracts listed on Schedule 2.1(a)(v).

2.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with Schedule 2.7. For all tax purposes, Buyer and the Seller agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocation set forth in Schedule 2.7, and that neither of them will take any position inconsistent therewith in any tax return, in any refund claim, in any litigation or otherwise.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer as set forth below.

3.1 Organization and Qualification.

(a) Seller is a limited liability company duly organized and validly existing on the records of the Corporation Division of the Office of the Secretary of State of the State of Oregon, with all requisite limited liability company power and authority to operate and lease the Purchased Assets, properties and Business and to carry on its Business as and where such Business is now being conducted.

(b) Parent is a corporation duly organized and validly existing on the records of the Corporation Division of the Office of the Secretary of State of the State of Oregon.

3.2 Authorization. Each of Seller and Parent has full limited liability company or corporate power and authority and approvals, as the case may be, to enter into, execute, deliver and perform this Agreement (and all other Documents required to effect the transactions contemplated herein to which it is a party) and its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Seller and Parent (and all other Documents required to effect the transactions contemplated herein to which it is a party), the performance by each of Seller and Parent of its obligations hereunder, and the consummation by each of Seller and Parent of the transactions contemplated hereby, has been duly authorized by the managing board and the holder of all of the membership of interests of Seller and by authorized officers of Parent. No other limited liability company action on the part of Seller, or corporate action on the part of Parent, is necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement and all other Documents required to effect the transactions contemplated herein has been duly and validly executed and delivered by each of Seller and Parent and constitutes a valid and legally binding obligation of Seller and Parent, enforceable against each of them in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3 Capitalization. Schedule 3.3 sets forth the capital structure of Seller, including the numbers and types of membership interests authorized and the number of each type of membership interests issued and outstanding. NIKE USA, Inc. directly or indirectly owns all of the membership interests in Seller. Except for NIKE USA, Inc., there are no other record or beneficial owner of any membership interests of Buyer or any other securities of Buyer. Except for the membership interests listed on Schedule 3.3, there have been and currently are no other issued or outstanding equity interests. All of the issued and outstanding equity interests of Buyer have been duly authorized and validly issued and are fully paid and non-assessable.

3.4 Subsidiaries. Except as set forth on Schedule 3.4, Seller has no Subsidiaries or any equity or ownership interest, whether direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other business entity.

3.5 No Violation. Except as set forth in Schedule 3.5, neither the execution and delivery of this Agreement and the Documents required to effect the transactions herein contemplated by each of Seller and Parent, nor the performance by Seller and Parent of their respective obligations hereunder, nor the consummation by each of Seller and Parent of the transactions contemplated hereby do or will (a) violate, conflict with or result in any breach of any provision of the articles of organization, operating agreement, articles of incorporation, by-laws or any other organizational document of Seller or Parent, as applicable, (b) violate, conflict with or result in a violation or breach of or default under (either immediately or upon notice, lapse of time or both), or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Seller or Parent is a party, including without limitation the Assigned Contracts, or to which the Purchased Assets are or may be bound, (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Seller or Parent except such defaults and violations which, in the aggregate if not obtained, are not reasonably likely to have a Material Adverse Effect, (d) result in the creation or imposition of any Encumbrance on any of the Purchased Assets or give to any person any interest or right in any of the Purchased Assets, (e) accelerate the maturity of or otherwise modify any liability or obligation of Seller or its Affiliates relating to the Purchased Assets or the Assumed Liabilities, or (f) result in the breach of any of the terms and conditions of, constitute a default under or otherwise cause any impairment of, any Assigned Contract, or permits.

3.6 Consents and Approvals. Except as set forth in Schedule 3.6 and except for the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting period thereunder (the “HSR Filing”), if required, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party, including any Governmental Authority, is necessary for the consummation by Seller and its Affiliates of the transactions contemplated by this Agreement.

3.7 Financial Statements. Attached as Schedule 3.7 are true, complete and correct copies of (i) selected pro forma income statements for the Business as of May 31, 2006 and May 31, 2007 (collectively, the "Financial Statements"), (ii) a summary of the Starter licenses, which includes a good faith estimate of the projected royalty revenue for the fiscal year ended May 31, 2008 and (iii) an estimated income statement for the fiscal year ended May 31, 2008 which was prepared by Seller based upon its good faith estimates. The Financial Statements have been prepared from the books and records of Seller and accurately reflect the transactions summarized therein for the period ended on or as at such dates.

3.8 Absence of Certain Changes. Except as set forth in Schedule 3.8, and except for matters relating to the transactions contemplated by this Agreement, since the date of the most recent Financial Statements, there has not been any material adverse change in the assets (including the Purchased Assets), properties, condition (financial or otherwise), Business, operations or prospects of Seller. Except as set forth in Schedule 3.8, to the Knowledge of Seller, no such change is impending, nor has there been any damage, destruction or loss, whether or not covered by insurance on the Purchased Assets or the Business. Since the date of the most recent Financial Statements, Seller has conducted its business only in the ordinary and usual course.

3.9 Employee Benefit Plans. Seller and its Affiliates have no obligation or liability, contingent or otherwise, under any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (the “Employee Benefit Plans”) related to the employees of the Business.

3.10 Contracts.

(a) Schedule 3.10 hereto sets forth a true, complete and accurate list of all material Contracts of the Seller and its Affiliates to which the Purchased Assets are bound or subject. True and correct copies of all material written Contracts have been delivered to Buyer and Schedule 3.10 includes a complete and accurate description of all material oral Contracts. Each of the Contracts listed on Schedule 3.10 is in full force and effect and neither the Seller nor any of its Affiliates have committed any material breach or default thereunder and to the Knowledge of Seller, no other party to any such Contract is in material default thereunder, nor is there any condition or basis for any claim of a material default by any party thereto or event which, with notice, lapse of time or both, would constitute a material default thereunder. Seller and it Affiliates have paid in full or accrued all amounts due under each Contract listed on Schedule 3.10 for periods on or prior to the date hereof (whether or not currently payable) and has satisfied in full or provided in full, and will have satisfied in full or provided in full, for all of its liabilities and obligations thereunder for periods on or prior to the date hereof and at the Closing Date. All Contracts are in the name of the Seller, its Affiliates, or its or their predecessors and, except as set forth in Schedule 3.10, all Assigned Contracts will be effectively transferred to Buyer at the time of the Closing and all rights of Seller and its Affiliates under the Assigned Contracts extending beyond the Closing Date are assignable to Buyer and upon assignment shall continue unimpaired and unchanged in Buyer on and after the Closing Date without (a) the consent (except for any consent(s) which have been or will be obtained at or before the Closing) of any Person or (b) the payment of any penalty, the incurrence of any additional obligation or the change of any term.

(b) Except as set forth on Schedule 3.10, Seller and its Affiliates have examined, monitored or otherwise policed, to the extent deemed prudent by the Seller and its Affiliates and in accordance with the customary practices in the industry in which the Business operates, the activities of all of the licensee counterparties under the Assigned Contracts (in which Seller or one of its Affiliates grants licenses under the Marks) to verify that the products manufactured, sold or offered for sale under the Marks licensed to such licensees pursuant to the Assigned Contracts meet, in all material respects, the quality control standards and requirements for use of the Marks set forth in such Assigned Contracts.

3.11 Other Activities of the Seller. Neither the Seller nor any officer, director or manager of the Seller owns or has any investment, directly or indirectly, in a corporation or other entity which does business with the Seller, is a competitor of the Seller or has a cause of action or other claim against the Seller, other than di minimus investments in publicly-traded companies.

3.12 Leased Real Property.

(a) Neither Seller nor its Affiliates, in whole or in part, owns, nor has Seller or its Affiliates at any time owned, any Real Property used in connection with the Business.

(b) True and correct copies of all written Contracts related to the Leased Real Property have been delivered to Buyer. Except as set forth on Schedule 3.12, the Seller or one of its Affiliates has, or will have at Closing, valid leasehold interests in all Leased Real Property and Leasehold Improvements, free and clear of all Encumbrances, except for the following: (i) zoning and other similar restrictions; (ii) easements, covenants, rights of way or other restrictions which do not materially adversely affect the use of the property to which they relate; (iii) mechanics', carriers', workmen’s’ repairmen’s’ or other like liens arising or incurred in the ordinary course of business; and (iv) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty.

(c) Except as set forth in Schedule 3.12, none of the Leased Real Property or the use, occupancy, operation or maintenance thereof, or any substance on or condition thereon is in material violation of any restrictive covenants or laws or any building, zoning, health, fire, safety or other ordinances, codes or regulations in such manner as to interfere with the use and occupancy thereof in the ordinary course of business, and no notice from any Governmental Authority has been served upon the Seller or its Affiliates or upon the Leased Real Property claiming any violation of any such laws, ordinances, codes or regulations, requiring or calling attention to the need for any work, repairs, construction, alterations or installation, or in connection with said properties which has not been complied with, or materially increasing the assessments on the real property or claiming any monies are due with respect to any Leased Real Property. No condemnation Proceeding is pending or, to the Knowledge of Seller, threatened, against any Leased Real Property.

3.13 Title. Except as set forth on Schedule 3.13, the Seller or one of its Affiliates has good, valid and marketable title to all of the Purchased Assets free and clear of all Encumbrances. There are no outstanding options or commitments to which Seller or any of its Affiliates is a party which relate to the Purchased Assets or the sale by them of the Purchased Assets. Since August 10, 2004, Seller has not done business under or been known by any name other than its present limited liability company name, or done business at any address other than the names and addresses set forth in Schedule 3.13.

3.14 Intangibles.

(a) All Intangibles used or related to the Business for which a registration has been applied for and/or obtained in the name of Seller or one of its Affiliates or Seller’s licensor(s) (other than those Intangibles listed on Schedule 2.1(b)) are listed on Schedule 3.14. Except as specifically identified and disclosed in Schedule 3.14, all the Seller’s or its Affiliates’ rights in and to the Intangibles set forth in Schedule 3.14 are free and clear of any Encumbrance. Except as set forth in Schedule 3.14, with respect to the international Intangibles, neither Seller nor any of its Affiliates have received written notice of any adverse claim and with respect to the United States Intangibles, Seller has no Knowledge of, or has received written notice of, an adverse claim (including in each case claims that the Intangibles infringe upon or violate the Intellectual Property Rights of any Person) of any other Person relating to any of the Intangibles set forth in Schedule 3.14. Except as set forth in Schedule 3.14, neither Seller nor its Affiliates have licensed any Person to use any Intangible that is included in the Purchased Assets, nor is Seller or any of its Affiliates obligated to pay any royalties or licensing fees to any Person in respect of any Intangible included in the Purchased Assets.

(b) Schedule 3.14 contains a complete and accurate list and summary description of all registrations and pending applications for the Marks that have been registered or applied for, respectively (as indicated on the Schedule 3.14), with the United States Patent and Trademark Office or the trademark office of the jurisdiction to which the registration or application pertains. Except as set forth in Schedule 3.14, the Marks are valid, subsisting, and enforceable and are not subject to any maintenance fees or actions falling due within sixty (60) days after the date hereof. Except as set forth in Schedule 3.14, (i) no Mark has been (since August 10, 2004) or is now involved in any opposition, invalidation or cancellation Proceeding or any other Proceeding relating to the validity or registrability thereof, and no such action has been threatened in writing to Seller or any of its Affiliates with respect to any of the Marks; (ii) none of the Marks has been challenged or threatened in any way in writing to Seller or any of its Affiliates; and (iii) where applicable, Seller or its Affiliates have established processes and controls to ensure that Purchased Assets bear Marks accompanied by the proper federal registration notice where permitted by law.

3.15 Taxes. Except as set forth in Schedule 3.15, there are no taxes on or measured by income or gross receipts or franchise, real and personal property, employment, excise, sales and use or other taxes of any kind properly attributable to periods up to and including the Closing for which Buyer could be held liable which have not been or will not be paid by Seller or one of its Affiliates. Seller or one of its Affiliates has filed or caused to be filed on a timely basis all Tax Returns relating to the Business and all reports with respect to Taxes relating to the Business that are or were required to be filed pursuant to applicable law for all Tax periods prior to the Closing Date, and all such Tax Returns were true, correct and complied in all material respects with applicable laws and regulations.

3.16 Litigation. Except as set forth in Schedule 3.16, there is no outstanding order, writ, injunction, fine, citation, award, decree or any other judgment of any kind whatsoever against or affecting the Purchased Assets. Except as set forth in Schedule 3.16, there is no Proceeding pending or, to the best Knowledge of the Seller, threatened against or affecting the Purchased Assets or the Business at law or in equity, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality or any other Governmental Authority. True and correct copies of all complaints, pleadings, petitions, notices, motions and other papers filed in connection with any such Proceeding listed on Schedule 3.16 have been delivered to Buyer.

3.17 Licenses. Except as set forth in Schedule 3.17, the Seller or one of its Affiliates holds each material license, permit or other governmental authorization (hereinafter referred to as “Licenses”) which is required for the operation of its Business or the use and operation of the Purchased Assets. A true, correct and complete list of the Seller’s and its Affiliate’s permits is set forth in Schedule 3.17. All material Licenses are in full force and effect, no material violations are or have been recorded in respect of any of such Licenses, and no Proceeding is pending or to the Knowledge of the Seller, threatened, to revoke, terminate or limit any such Licenses.

3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18, to the Knowledge of the Seller, (i) the operations at or upon any of the Leased Real Property is not and has not been in violation of any Environmental Law and neither Seller nor its Affiliates have received written notice that any such violation exists; (ii) neither Seller not its Affiliates have placed, deposited or released any toxic or hazardous substances or wastes, petroleum or petroleum products, asbestos or other pollutants, as defined under applicable Environmental Laws (collectively “Hazardous Substances”) upon or under any of the Leased Real Property, except in compliance with Environmental Laws; and (iii) neither Seller nor its Affiliates have received any written notice from any Governmental Authority (other than notices that have been fully complied with or withdrawn) requiring the removal of any alleged Hazardous Substances, or advising of any pending or contemplated search, investigation of or material violation at any Leased Real Property.

(b) Seller and its Affiliates have been issued, and will maintain until the date of Closing, all required federal, state, and local permits, licenses, certificates and approvals with respect to its properties included in the Purchased Assets and/or used in the Business relating to (i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of Hazardous Substances, or (vi) other environmental, health or safety matters.

(c) For purposes of this Section, “Environmental Law” means (i) any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority, (ii) any order, judgment, injunction, award, decree, writ or settlement or consent agreement applicable to the Seller or its Affiliates, or (iii) a license, certificate of occupancy, permit, order or approval of, or registration with, any Governmental Authority applicable to the Seller or its Affiliates which relates to pollution or protection of the environment, including, without limitation, any of the foregoing which relate to emissions, discharges, releases or threatened releases of Hazardous Substances in the environment (including, without limitation, ambient air, surface water, groundwater or land), or which otherwise relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

3.19 Compliance with Laws. Except as set forth in Schedule 3.19, each of the Seller and its Affiliates is in compliance in all material respects with all, and has received no written notice of any violation of any, laws or regulations having a material application to the Business, its operations, including, without limitation, the use of premises occupied by it, the Purchased Assets or with respect to which compliance is a condition of engaging in any aspect of the Business, and each has all permits, licenses, zoning rights, and other governmental authorizations necessary to conduct the Business as presently conducted.

3.20 Labor Matters. As it relates to the Business, neither Seller nor any of its Affiliates is a party to any collective bargaining agreement or any other Contract with any labor unions or any other representatives of Seller’s or its Affiliate’s employees. To the Knowledge of Seller, no employee grievance which might have an adverse effect on the Purchased Assets is pending and no written claim therefor has been asserted.

3.21 Customer. Seller has not received written notice from Wal-Mart Stores, Inc. (“Wal-Mart”) that it intends to cancel or materially reduce its ongoing commercial relationship with the Business and Seller has no Knowledge of Wal-Mart’s intention to do so.

3.22 Brokers' Fees and Commissions. Except for Merrill Lynch & Co., whose fees will be paid by the Seller, neither the Seller, Parent nor any of their respective directors, officers, employees or agents has employed any investment banker, broker, finder, agent or similar intermediary in connection with this Agreement or the transactions contemplated hereby.

3.23 Sufficiency of Purchased Assets. The Purchased Assets include all of the material property and assets (tangible and intangible) used or held for use in the conduct of the Business (other than with respect to the manufacturing and wholesale businesses) as it is conducted as of the date hereof, except for the Excluded Assets. None of the Excluded Assets are required in connection with the Buyer’s operation of the Business after the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller as set forth below.

4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses as and where such businesses are now being conducted.

4.2 Authorization. Buyer has full corporate power and authority and approvals to enter into, execute and deliver this Agreement (and all other Documents required to effect the transactions contemplated herein) and to consummate the transactions contemplated hereby. No other corporate proceeding on the part of Buyer is necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement (and all other Documents required to effect the transactions contemplated herein) has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Violation. Neither the execution and delivery of this Agreement, and the Documents required to effect the transactions herein contemplated, by Buyer and the performance by Buyer of its obligations hereunder nor the consummation by Buyer of the transactions contemplated hereby do or will (a) violate, conflict with or result in any breach of any provision of the Certificate or Articles of Incorporation or Bylaws of Buyer, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease or agreement to which Buyer or any of Buyer's Subsidiaries is a party or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to Buyer or any of Buyer's Subsidiaries, except such defaults and violations which, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

4.4 Litigation. There is no Proceeding at law or in equity, arbitration or administrative or other proceeding by or before, or any investigation by, any Governmental Authority, pending or to the Buyer's knowledge threatened, against or affecting the Buyer which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to perform its obligations hereunder. The Buyer is not subject to any judgment, order or decree entered in any Proceeding which would materially and adversely affect the right or ability of the Buyer to enter into this Agreement and to perform its obligations hereunder.

4.5 Consents and Approvals. Except for the HSR Filing, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

4.6 Brokers' Fees and Commissions. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer nor any of its Subsidiaries, directors, officers, employees or agents in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s fee, finder’s fee, or similar fee or commission in connection therewith based on any agreement, arrangement or understanding.

4.7 Financing. Buyer has received and delivered to the Seller a commitment letter from Lehman Brothers dated as of the date hereof, addressed to Buyer, (the "Commitment Letter"), whereby Lehman Brothers has committed, upon the terms and subject to the conditions set forth therein, which terms and conditions are satisfactory to Buyer, to provide financing for the transactions contemplated by this Agreement in the aggregate amount of $60,000,000 (the amounts to be provided pursuant to the Commitment Letter being hereinafter referred to as the "Financing"). The Commitment Letter is in effect on the date hereof and has not been amended or modified and there is no breach or default existing (or which with notice or lapse of time or otherwise may exist) thereunder. The proceeds of the Financing are sufficient to satisfy the obligation to pay the Purchase Price.

ARTICLE V
COVENANTS

5.1 Conduct of the Business of the Seller Prior to the Closing. Except as contemplated by this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Closing, the Seller and its Affiliates will conduct the Business according to the Seller’s and its Affiliates’ ordinary and usual course of business consistent with past practice and will use all reasonable efforts consistent therewith to preserve intact the properties and assets (including the Purchased Assets) related to the Business, to keep available the services of the Seller's and its Affiliates’ officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and other Persons having commercially beneficial business relationships with the Business, in each case in the ordinary course of business. Without limiting the generality of the foregoing, and except as otherwise specifically provided in this Agreement, neither Seller nor its Affiliates will take any of the following actions, prior to the Closing, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

(a) amend the certificate of organization, operating agreement or other organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the structure or ownership of Seller if such amendment or alteration would materially adversely affect the Purchased Assets or the ability of Seller to consummate the transactions contemplated by this Agreement;

(b) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof; or any assets that are material, individually or in the aggregate, to Seller, except (i) transactions that would not adversely impact the transactions contemplated hereby or the Business or the Purchased Assets or (ii) purchases in the ordinary course of business consistent with past practice;

(c) except in the ordinary course of business consistent with past practice, (i) sell, lease, license, transfer or otherwise dispose of any of the Purchased Assets or (ii) mortgage, encumber or subject to any Encumbrance any of the Purchased Assets;

(d) as it relates to Seller only, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller, guarantee any debt securities of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings or other such actions (i) that would not adversely impact the transactions contemplated hereby or the Business or the Purchased Assets or (ii) incurred or taken in the ordinary course of business consistent with past practice;

(e) enter into, amend, modify or terminate, any Assigned Contracts, except for (i) Contracts with those customers and upon those terms listed on Schedule 5.1(e), (ii) those Contracts entered into or renewed pursuant to Section 5.17, (iii) Contracts that would not adversely impact the transactions contemplated hereby or the Business or the Purchased Assets and (iv) immaterial changes made in the ordinary course of business;

(f) adopt a plan of complete or partial liquidation of Seller or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization unless such action would not adversely impact the transactions contemplated hereby or the Business or the Purchased Assets;

(g) settle or compromise any litigation related to the Business in which Seller or one of its Affiliates is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, in any such case if doing so will materially adversely affect the Business or the Purchased Assets or the ability of Seller to consummate the transactions contemplated by this Agreement;

(h) modify or amend any existing insurance policy with respect to the Purchased Assets;

(i) make any changes in the existing distribution channels of the Business;

(j) except in the ordinary course of business or with respect to capital projects approved prior to the date hereof, enter into any Contract related to the Business or the Purchased Assets involving an aggregate capital expenditure or commitment exceeding $10,000;

(k) intentionally take any action that would reasonably be likely to have a Material Adverse Effect on the Business, including without limitation any action that would be reasonably likely to result in the cancellation of or material reduction of Seller’s ongoing commercial relationship with Wal-Mart, or on the Marks; or

(l) authorize any of or commit to take any of the foregoing actions.

5.2 Notice of Developments. Seller and Buyer will give prompt written notice to the other of any material adverse development causing a breach of any of such party’s representations and warranties in Articles III and IV, respectively, including with respect to matters covered in Section 3.21 hereof. No disclosure by any party pursuant to this Section 5.2 will be deemed to amend or supplement any schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant unless such disclosure is accepted in writing by the non-disclosing parties as an amendment or supplement to such schedule, as the case may be, or as a waiver of any misrepresentation or breach.

5.3 Access to Information with Respect to the Business and the Purchased Assets. Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without material disruption to the Business, the Seller will give Buyer and its authorized representatives reasonable access to all offices and other facilities, and to all personnel and books and records of Seller and its Affiliates and will permit Buyer to make and will fully cooperate with regard to such inspections as it may reasonably require and will cause its officers to furnish Buyer such financial and operating data and other information with respect to the Business and the Purchased Assets as Buyer may from time-to-time reasonably request.

5.4 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the parties to this Agreement shall take all such necessary action.

5.5 Consents and Approvals. The parties hereto will each cooperate with one another and use all reasonable efforts to prepare all necessary documentation, to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other parties apprised of the status of any inquiries made of such party by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby.

5.6 Disclosure Supplements. From time to time prior to the Closing, Seller will supplement or amend the Disclosure Schedules delivered in connection herewith with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate by an event occurring after the date hereof. No such disclosure made pursuant to this Section shall be considered to constitute or give rise to a waiver by Buyer (i) of any condition set forth herein or (ii) the right for Buyer to claim a breach of any representation or warranty at the time of execution of this Agreement.

5.7 No Solicitation of Transactions. From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Article VIII hereof, Seller shall not, directly or indirectly, through any director, officer, employee, investment banker, financial advisor, attorney, accountant or other agent or representative of the Seller solicit, initiate or encourage or knowingly facilitate (including by furnishing non-public information) any inquiries or the submission of proposals or offers from any person relating to any acquisition or purchase of all or any portion of the Purchased Assets (other than in the ordinary course of business) or the Business, and, other than with Buyer or any of its Affiliates, participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall, and shall cause any of its representatives or Affiliates to, immediately cease and cause to be terminated or withdrawn any existing negotiations with any parties conducted heretofore with respect to any of the foregoing (other than in respect of the transactions contemplated hereby). From the date hereof until the earlier of (i) the Closing or (ii) termination of this Agreement pursuant to Article VIII hereof, the Seller shall, within two (2) business days, notify Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Buyer, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer.

5.8 Pre-Closing Tax Returns. The Seller shall file (or cause to be filed) all Tax Returns with respect to the Purchased Assets for all periods ending on or prior to the Closing Date.

5.9 Cooperation and Filings. The Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller expressly agrees and acknowledges that it shall be responsible for and shall pay any and all Taxes which result or arise from the sale of the Purchased Assets.

5.10 Assistance with Financial Statements. Seller shall, at Buyer’s expense, use its commercially reasonable efforts to take all commercially reasonable actions, including the making available of the Seller’s accountants and the granting of access to Buyer and its accountants to all books and records of the Seller used in connection with the Business and the Purchased Assets, to assist Buyer in connection with Buyer’s preparation of any financial statements which may be required by Items 2.01 and 9.01 of Form 8-K in order for Buyer to meet its Form 8-K obligations within the applicable time period required by such form.

5.11 Employee Matters.

(a) No later December 5, 2007 or ten (10) days prior to the Closing Date, Buyer shall provide Seller with a schedule of employees for whom it will make an offer of employment, effective as of the Closing Date; provided, however, any offer of employment shall be contingent upon the Closing actually occurring. Employees who affirmatively accept the Buyer’s offer of employment and commence working for the Buyer on the Closing Date are hereinafter referred to as “Transferred Employees.” On and after the Closing Date, Buyer shall have the right, but not any obligation, to employ any additional employees of the Seller whom it wishes to employ and who wish to be employed by Buyer. Seller and Buyer shall cooperate in connection with Buyer contacting such employees with respect to the desire of such employees to enter the employ of Buyer. Seller shall promptly deliver to Buyer as of the Closing Date all personnel files or other information relating to the Transferred Employees.

(b) Seller shall retain and be responsible for all liabilities in connection with claims incurred prior to the Closing Date by employees and other current and former employees of the Seller and its Affiliates associated with the Business prior to the Closing Date and their eligible dependents under any Employee Benefit Plans applicable to the Seller and its Affiliates, including claims filed following the Closing Date. Buyer shall be responsible for all liabilities in connection with claims incurred on and after the Closing Date by any employees hired by Buyer under any of Buyer's employee benefit plans. For purposes of this Section, a claim shall be incurred on the date treatment or service is first rendered.

(c) Nothing in this Agreement is intended to confer on any entity or individual who is not a party to this Agreement (including employees) any rights whatsoever.

(d) For purposes of clarification, Buyer shall not assume, sponsor, contribute to, or be obligated to contribute to the Employee Benefit Plans of Seller or its Affiliates.

(e) Except with respect to the employees listed on Schedule 5.11(e), Seller agrees that neither it nor its Affiliates shall for a period of twelve (12) months from the Closing Date, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any employee to whom Buyer makes an offer of employment pursuant to Section 5.11(a) to discontinue or alter his or her relationship with Buyer.

5.12 Trademark Use Agreement. Seller and the Buyer shall enter into a Trademark Use Agreement in the form of Exhibit B attached hereto (the “Trademark Use Agreement”).

5.13 Transitional Services and License Agreement. Seller and the Buyer shall enter into a Transitional Services and License Agreement in the form of Exhibit C attached hereto (the “Transitional Services and License Agreement”).

5.14 Confidentiality. Subject to the requirements of applicable law and regulations, each party to this Agreement shall maintain in confidence (a) the provisions of this Agreement and (b) all information received from another party as a result of any due diligence investigation conducted relative to the execution of this Agreement and shall use such information only in connection with evaluating the transactions contemplated hereby, provided that the Buyer may use any such information as it deems appropriate after the Closing. The obligation of confidentiality and non-use shall not apply to any information which (i) is or becomes generally available to the public through no fault of the receiving party, (ii) is independently developed by the receiving party or (iii) is received in good faith from a third party who is lawfully in possession of such information and has the lawful right to disclose or use it. In the event of the termination of this Agreement, Buyer shall return to the Seller (or destroy and certify such destruction to the Seller in writing) all documents and materials (and reproductions thereof, electronic copies or otherwise) furnished to Buyer or its Affiliates or representatives in connection with this Agreement for the transactions contemplated hereby.

5.15 Legal Conditions to Transaction. Seller and Buyer shall take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the transactions contemplated by this Agreement (which actions shall include, without limitation, filing and furnishing all information required under the HSR Act, if required), and in connection therewith shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the transactions contemplated by this Agreement. Seller and Buyer shall (i) take commercially reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other third party, required to be obtained or made by the Seller for any of the conditions set forth in Article VI to be satisfied (any of the foregoing, an “Approval”) or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement, (ii) diligently oppose or pursue any rehearing, appeal or other challenge which may be available to it of any refusal to issue any Approval or of any order or ruling of any Governmental Authority which may adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby or to take any action contemplated by any Approval until such time as such refusal to issue any Approval or any order or ruling has become final and non-appealable, and (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any Approval or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer shall be required to agree to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any material assets in connection with obtaining any such consent, authorization, order, Approval or exemption.

5.16 Public Announcements. Buyer and Seller will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld) upon the content and timing of any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyer and Seller will give prior notice to the other party of the content and timing of any such press release or other public statement required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations.

5.17 Contract Renewal and Execution. Seller hereby agrees to use its commercially reasonable efforts to negotiate and execute or renew those Contracts set forth on Schedule 5.17 on terms and conditions satisfactory to Buyer.

5.18 Bulk Sales Compliance. From and after the Closing Date, the Seller shall comply with all laws relating to bulk sales and/or the sale of the Purchased Assets.

5.19 Non-Interference. Seller will not and shall cause its Affiliates not to interfere with the use of the brand name Starter by a licensee of Buyer in connection with the sale in the United States by such licensee of products co-branded with schools, colleges or universities, provided that such products are reasonably differentiated in stylization and appearance from products then sold by Seller and its Affiliates and provided further that the brand name Starter is not then owned by a competitor of Seller or its Affiliates.

ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the condition that no law, statute, ordinance, order, constitution, charter, treaty, rule or regulation, or injunction, restraining order or other ruling or order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect nor shall any claim have been instituted and remain pending or have been threatened and remain so at what would otherwise be the Closing Date, which prohibits or restricts or would (if successful) prohibit or materially restrict the transactions contemplated by this Agreement or which would not permit the Business to continue to operate unimpaired following the Closing Date (and, without limiting the generality of the foregoing, the applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated).

6.2 Conditions to the Obligations of Buyer under this Agreement. The obligations of Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the condition that:

(a) (i)  The obligations of the Seller required to be performed by it or any of its Affiliates on or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date shall only be required to be true on and as of such date), and (iii) Buyer shall have received a certificate to that effect signed by an officer of Seller;

(b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities which are necessary in connection with the consummation of the transactions contemplated hereby, including under the HSR Act, shall have been obtained;

(c) The Seller shall have executed and delivered (or caused to be delivered) to Buyer all of the items set forth under Section 7.1(a); and

(d) No material adverse change shall have taken place in the Purchased Assets or the Business (including without limitation Wal-Mart’s cancellation or material reduction of its ongoing commercial relationship with the Business, or Seller’s Knowledge of Wal-Mart’s intention to do so) since the date of the most recent Financial Statements other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement, and Buyer shall have received a certificate to that effect signed by Seller.

6.3 Conditions to the Obligations of the Seller under this Agreement. The obligations of the Seller under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) (i)  Each of the obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date shall only be required to be true on and as of such date), and (iii) the Seller shall have received a certificate to that effect signed by an officer of Buyer;

(b) Any and all permits, consents, waivers, clearances, approvals and authorizations of all third parties and Governmental Authorities which are necessary in connection with the consummation of the transactions contemplated hereby, including under the HSR Act shall have been obtained; and

(c) Buyer shall have executed and delivered to the Seller all of the items set forth under Section 7.1(b) and (c).

ARTICLE VII
CLOSING

7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, no later than two (2) business days after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time and place and on such other date as Buyer and the Seller shall agree (the “Closing Date”). At the Closing:

(a) The Seller shall deliver or cause to be delivered to Buyer the following:

(i) the certificates described in Sections 6.2(a) and 6.2(d);

(ii) properly executed bills of sale, certificates of title or other instruments of conveyance of title, in form reasonably acceptable to Buyer, sufficient to pass title to the Purchased Assets, free and clear of all Encumbrances, except for permitted Encumbrances set forth on Schedule 7.1(a)(ii), including without limitation, documents substantially in the form of Exhibit D (Master United States Trademark Assignment Agreement), Exhibit E (Master Worldwide Trademark Assignment Agreement), Exhibit F (Master Patent Assignment Agreement), Exhibit G (Domain Name Assignment), a Security Release in form and substance reasonably satisfactory to Buyer, Exhibit H (Assignment and Assumption Agreement) and Exhibit I (Bill of Sale);

(iii) copies of the minutes of the meetings of the board of managers and member of Seller authorizing the execution and performance of this Agreement, certified by a manager or officer of Seller;

(iv) a certificate, dated no earlier than five (5) days prior to the Closing Date, that Seller is active on the records of its jurisdiction of formation;

(v) copies or originals of all files, papers, books and records, licenses, permits, approvals, applications, correspondence, and other documents relative to the Purchased Assets;

(vi) the Trademark Use Agreement, signed by Seller;

(vii) the Transitional Services and License Agreement, signed by Seller;

(viii) the Guaranty substantially in the form attached hereto as Exhibit J (the “Guaranty”) duly executed by Parent;

(ix) all Encumbrances, except for permitted Encumbrances set forth on Schedule  7.1(a)(ix), with respect to the Purchased Assets shall be discharged prior to the Closing and all the Purchased Assets shall be delivered at the Closing free and clear of any Encumbrances, and all of the Contracts set forth on Schedule 7.1(a)(ix) shall have been terminated;

(x) certificate of incumbency and specimen signatures of all signatory officers of Seller, certified by a manager or officer of Seller;

(xi) permits and consents from any Person required for consummation of the Closing in form and substance satisfactory to Buyer including, without limitation, all governmental and administrative consents and approvals; and

(xii) all other previously undelivered documents required to be delivered by Seller to Buyer at or prior to the Closing pursuant to the terms of this Agreement.

(b) Buyer shall deliver or cause to be delivered to the Seller the following:

(i) the certificate described in Section 6.3(a);

(ii) the Trademark Use Agreement, signed by Buyer

(iii) the Transitional Services and License Agreement, signed by Buyer;

(iv) a patent license agreement in a form reasonably satisfactory to Buyer and Seller, signed by Buyer, providing Seller and its Affiliates the perpetual, worldwide, royalty free license to use the following patents: (A) U.S. Patent No. 5,615,415 (Custom Fit Cap); (B) Int. App. No. PCT/US1994/001465 (publication number WO/1995/001738) (Custom Fit Cap); and (C) Int. App. No. PCT/US1993/010894 (publication number WO/1994/010867) (Visored Cap with Forward Facing Panel); and

(v) all other previously undelivered documents required to be delivered by Buyer to the Seller at or prior to the Closing pursuant to the terms of this Agreement.

(c) Buyer shall pay to Seller, by wire transfer of immediately available funds, the Buyer Closing Payment and cause the Escrow Agent to deliver the Deposit to the Seller.

ARTICLE VIII
TERMINATION AND ABANDONMENT

8.1 Termination. This Agreement may only be terminated and the transactions contemplated hereby may only be abandoned (at any time prior to the Closing):

(a) by mutual consent of the Seller and Buyer; or

(b) by either the Seller or Buyer:

(i) if a court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(ii) if the Closing shall not have occurred on or before December 31, 2007 (the “Termination Date”); provided, however, that (i) the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and (ii) if applicable, if the waiting period under the HSR Act shall not have expired or been terminated, then such date shall be extended for a period of thirty (30) days.

(iii) by Buyer, if there has been a material misrepresentation, breach of warranty or breach of covenant by Seller in the representations, warranties and covenants set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 6.2 and (ii) cannot be cured prior to the Termination Date; provided that Buyer is not then in breach of this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied; or cannot be cured prior to the Termination Date; and

(iv) by the Seller, if there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer in the representations, warranties and covenants set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 6.3 and (ii) cannot be cured prior to the Termination Date; provided that Seller is not then in breach of this Agreement such that any of the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied; or cannot be cured prior to the Termination Date.

8.2 Procedure and Effect of Termination.

(a) In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except that the provisions of Sections 5.14, 8.1(b), 8.2 and 10.4 shall remain in full force and effect.

(b) Notwithstanding the foregoing, if the Seller terminates this Agreement pursuant to Section 8.1(b)(iv) solely as a result of Buyer’s failure to deliver the Purchase Price, then Buyer shall direct the Escrow Agent to pay the Deposit, as well as any interest and any other income earned thereon, to the Seller.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnity. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 9.4 and 10.8 hereto, Seller (the “Indemnifying Party”) will indemnify and hold Buyer (“Indemnified Party”) harmless from and with respect to any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing (collectively, a “Loss” or “Losses”) arising out of any inaccuracies or misrepresentations in any representation or warranty or breach of any covenant or agreement made by the Seller in this Agreement or in any other Document delivered pursuant to this Agreement as of the Closing Date and any Retained Liability, including without limitation, Section 10.5; and Buyer (“Indemnifying Party”) will indemnify and hold Seller (“Indemnified Party”) harmless from and with respect to any and all Losses arising out of any inaccuracies or misrepresentations in any representation or warranty or breach of any covenant or agreement made by Buyer in this Agreement or in any other Document delivered pursuant to this Agreement as of the Closing Date. For purposes of indemnification pursuant to this Article IX, the term “Indemnified Party” shall mean Buyer or Seller, as the case may be, and its or their respective permitted successors and assigns, together with its or their respective shareholders, directors, officers, employees, agents and representatives.

9.2 Third Party Claims. In the event that Indemnified Party desires to make a claim against Indemnifying Party under Section 9.1 above in connection with any action, suit, proceeding or demand at any time instituted against or made upon Indemnified Party by any third party for which Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), Indemnified Party shall promptly notify Indemnifying Party of such Third Party Claim and of Indemnified Party's claim of indemnification with respect thereto. Indemnifying Party shall have thirty (30) days after receipt of such notice to notify Indemnified Party in writing if it has elected to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at their sole risk and expense, the good faith settlement or defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the Indemnified Party and the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, and (b) the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. So long as the Indemnifying Party is contesting any such Third Party Claim in good faith, the indemnified party or parties shall not pay or settle any such Third Party Claim; provided, however, that notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim at any time, provided that in such event they shall waive any right of indemnification therefor by the Indemnifying Party. If the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the Third Party Claim as aforesaid, or if the Indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnified Party shall have the right to contest, settle or compromise (provided that all settlements or compromises require the prior reasonable consultation with the Indemnifying Party and the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed) the Third Party Claim at their exclusive discretion, at the risk and expense of the Indemnifying Party.

9.3 Assistance. Regardless of which party is controlling the defense of any Third Party Claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

9.4 Limitations of Liability.

(a) Indemnifying Party shall not be required to indemnify Indemnified Party hereunder for any Loss arising under this Article IX, except to the extent that (i) an individual Loss exceeds $100,000 and that (ii) the aggregate amount of Losses for which Indemnified Party is entitled to indemnification pursuant to this Article IX hereto exceeds $600,000 (the “Basket”) (it being understood and agreed that the Basket is intended as a deductible, and Indemnifying Party shall not be liable for the first $600,000 of Losses for which Indemnified Party is entitled to indemnification), provided however, if the Loss arises out of or relates to a breach of a representation or warranty under Section 3.14 (Intangibles) solely with respect to the Core Marks in the United States and Canada the Basket shall be reduced to $300,000, and provided further that the limitations set forth in this Section 9.4(a) shall not apply to indemnification claims arising from (A) any breach of any representation or warranty contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.13 (Title) and 3.22 (Broker’s Fees and Commissions), (B) any covenants made by the Seller herein, (C) the Retained Liabilities or (D) any acts of fraud, intentional misrepresentation or willful misconduct of the Seller.

(b) The aggregate amounts payable by Indemnifying Party with respect to all claims for indemnification shall not exceed 10% of the Purchase Price, except that claims for indemnification arising out of or relating to a breach of any representation or warranty set forth in 3.14 (Intangibles) solely with respect to the Core Marks in the United States and Canada shall not exceed 50% of the Purchase Price, and provided that the limitations set forth in this Section 9.4(b) shall not apply to indemnification claims arising from (A) any breach of any representation or warranty contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization), 3.13 (Title) and 3.22 (Broker’s Fees and Commissions) (B) any covenants of the Seller, (C) the Retained Liabilities or (D) any acts of fraud, intentional misrepresentation or willful misconduct of the Seller.

9.5 Scope of the Seller’s Liability. Buyer acknowledges and agrees that in the absence of fraud, intentional misrepresentation or willful misconduct, its sole remedy against the Seller for any matter arising out of the transactions contemplated by this Agreement is set forth in Section 9.1 hereto and that, except to the extent Buyer has asserted a claim for indemnification prior to the applicable Liability Termination Date, Buyer shall have no remedy against the Seller for any breach of any provision of this Agreement. In no event shall Seller have any liability for Losses arising from the conduct of the Business or use of the Purchased Assets after the Closing and in no event shall Seller have any liability to Buyer with respect to any matter arising out of or contemplated by this Agreement in an amount in excess of the Purchase Price.

9.6 Tax Treatment. For U.S. federal and applicable state income tax purposes, the parties shall report and treat any payments made under this Article IX as an adjustment to the Purchase Price.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1 Amendment and Modification. This Agreement may be amended, modified, superseded, supplemented or cancelled by a written instrument signed by all of the parties hereto.

10.2 Waiver of Compliance; Consents. Any failure of Buyer, on the one hand, or of Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by Seller or Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

10.4 Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyer shall be paid by Buyer, including all fees incurred in connection with the HSR Filing, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by the Seller shall be paid by the Seller.

10.5 Further Assurances.

(a) From time to time after the Closing Date, without further consideration at Buyer’s reasonable request upon reasonable notice and without material disruption of Seller's business, Seller will promptly execute and deliver all such further Documents or perform such acts as Buyer may reasonably request in order to more fully consummate the transactions contemplated herein and in order to more effectively vest, transfer, confirm, protect and defend the right, title and interest of Buyer in the Purchased Assets and to assist Buyer in exercising its rights and privileges with respect thereto.

(b) After the Closing Date, Seller shall deliver to Buyer all notices, correspondence and other items relating to the Purchased Assets which are from time to time received by them or are in their possession.

10.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto, and except as set forth in Article IX hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.7 Survival of Representations and Warranties, etc.

(a) Except for the representations and warranties contained in 3.1 (Organization and Qualification), 3.2 (Authorization), 3.13 (Title), 3.16 (Taxes) and 3.22 (Broker’s Fees and Commissions), which shall survive until the expiration of the applicable statute of limitations, and the representations and warranties contained in 3.14 (Intangibles) solely with respect to the Core Marks in the United States and Canada, which shall survive for a period of eighteen (18) months after the Closing Date, the representations and warranties made in this Agreement shall survive for a period of one (1) year after the Closing Date.

(b) Buyer agrees that on and after the determined date in accordance with Section 10.7(a) hereof (the “Liability Termination Date”) (i) the Seller shall have no liability or responsibility whatsoever to any person, including without limitation Buyer, for, and (ii) Buyer unconditionally releases the Seller from, any liability or obligation of, or relating to, the Seller of whatever kind or nature, whether contingent or absolute, whether arising prior to, on or after, and whether determined or indeterminable on, the Liability Termination Date, and whether or not specifically referred to in this Agreement, including, without limitation, liabilities and obligations (x) relating to this Agreement and the transactions contemplated hereby, (y) arising out of or due to any inaccuracy of any representation or warranty made by the Seller or the breach of any covenant, undertaking or other agreement of the Seller contained in this Agreement and (z) relating to any violation of any present or future Environmental Law (all of the foregoing liabilities and obligations being collectively referred to herein as the “Liabilities”), except pursuant to Sections 5.14 and 10.4 hereof. Notwithstanding the foregoing, any claim for indemnification pursuant to Article IX for which notice is given prior to the Liability Termination Date shall survive until such claim is fully and finally resolved.

(c) This Section 10.7 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communications of such type) as follows:

(a)	If to Buyer, to:

Iconix Brand Group, Inc. 1450 Broadway, 4th Floor New York, New York 10018 Attn: Neil Cole, CEO Facsimile: (212) 391-0127

with a copy to:

Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Attention: Robert J. Mittman, Esq. Facsimile: (212) 885-5001

(b)	If to the Seller, to:

Nike, Inc. One Bowerman Drive Beaverton, Oregon 97005 Attention: Director of Mergers and Acquisitions

with copies to:

NIKE, Inc. One Cole Haan Drive Yarmouth, Maine 04096 Attention: General Counsel, Affiliates

Tonkon Torp LLP 1600 Pioneer Tower 888 SW Fifth Avenue Portland, Oregon 97204 Attention: Thomas P. Palmer and Jeffrey S. Cronn

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.10 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

10.11 Entire Agreement. This Agreement and the Disclosure Schedules and exhibits attached hereto, the Escrow Agreement and the Confidentiality Agreement, dated September 12, 2007 between Buyer and the Seller, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Disclosure Schedules and exhibits attached hereto supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.12 Assignment. This Agreement shall not be assigned directly or indirectly by operation of law, change of control of a party or otherwise without the prior written consent of the other party; provided that Buyer may assign its rights under this Agreement to any wholly owned subsidiary of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. Nothing in this Agreement, unless otherwise expressly provided, is intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

10.13 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

10.14 Exhibits and Schedules. The Exhibits and Disclosure Schedule to this Agreement are a part of this Agreement as if set forth in full herein. Without limiting the generality of any provisions of this Agreement, the inclusion of any Contracts, liabilities, obligations or other matters in respect of the Seller on any Schedules to this Agreement shall not, in any way, create a presumption that such Contracts, liabilities, obligations and other matters constitute Assumed Liabilities hereunder, except as expressly set forth in Section 2.2 of this Agreement.

10.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts-of-laws rules thereof.

10.16 Jurisdiction and Venue. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in a federal or state court located in Portland, Oregon, if Seller is the defendant in such matter or in New York, New York, if the Buyer is the defendant in such matter. Each party waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such courts in any such suit, action or proceeding.

10.17 Management Presentation; Disclaimer of Projections. Seller makes no representation or warranty to Buyer except as specifically made in this Agreement. In particular, Seller makes no representation or warranty to Buyer with respect to (a) the information set forth in the Management Presentation distributed in connection with the transactions contemplated hereby, except for the representations and warranties in Section 3.7 hereof or (b) any financial projection or forecast relating to Seller or the Business, except for the representations and warranties in Section 3.7 hereof. Except as set forth in Section 3.7, with respect to any such projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against the Seller with respect thereto.

10.18 Interpretation. If there is any discrepancy between this Agreement and any Document delivered pursuant to this Agreement, the terms of this Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Iconix Brand Group, Inc.		Exeter Brands Group LLC

By:	/s/ David Conn	By:	/s/ Claire L. Hamill

Name:	David Conn	Name:	Claire L. Hamill

Title:	EVP	Title:	CEO Exeter Brands Group

Solely for purposes of being bound to provide the Guaranty

Nike, Inc.

		By:	/s/ Claire L. Hamill

		Name:	Claire L. Hamill

		Title:	Corp. V.P. Nike, Inc.

EXHIBITS

EXHIBIT A	FORM OF ESCROW AGREEMENT
EXHIBIT B	FORM OF TRADEMARK USE AGREEMENT
EXHIBIT C	FORM OF TRANSITIONAL SERVICES AND LICENSE AGREEMENT
EXHIBIT D	FORM OF MASTER UNITED STATES TRADEMARK ASSIGNMENT AGREEMENT
EXHIBIT E	FORM OF MASTER WORLDWIDE TRADEMARK ASSIGNMENT
EXHIBIT F	FORM OF MASTER PATENT ASSIGNMENT
EXHIBIT G	FORM OF DOMAIN NAME ASSIGNMENT
EXHIBIT H	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT I	FORM OF BILL OF SALE
EXHIBIT J	FORM OF GUARANTY

LISTOF OMITTED EXHIBITS AND SCHEDULES

Exhibit	Description
Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Trademark Use Agreement
Exhibit C	Form of Transitional Services and License Agreement
Exhibit D	Form of Master United States Trademark Assignment
Exhibit E	Form of Master Worldwide Trademark Assignment
Exhibit F	Form of Master Patent Assignment
Exhibit G	Form of Domain Name Assignment
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Bill of Sale
Exhibit J	Form of Guaranty

Schedule	Description
Schedule 2.1(a)(i)	Intangibles
Schedule 2.1(a)(ii)	Assigned Contracts
Schedule 2.1(a)(iii)	Real Property
Schedule 2.1(a)(v)	One-Time Payments
Schedule 2.1(b)	Excluded Assets
Schedule 2.2(a)	Additional Assumed Liabilities
Schedule 2.7	Allocation of Purchase Price
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.5	No Violation
Schedule 3.6	Consents and Approvals
Schedule 3.7	Financial Statements
Schedule 3.8	Absence of Certain Changes
Schedule 3.10	Contracts
Schedule 3.12	Leased Real Property
Schedule 3.13	Title
Schedule 3.14	Intangibles
Schedule 3.15	Taxes
Schedule 3.16	Litigation
Schedule 3.17	Licenses
Schedule 3.18	Environmental Matters
Schedule 3.19	Compliance with Laws
Schedule 5.1(e)	Modified Assigned Contracts
Schedule 5.11(e)	Employees
Schedule 5.17	Pending Contracts
Schedule 7.1(a)(ii)	Permitted Encumbrances
Schedule 7.1(a)(ix)	Permitted Encumbrances